                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                             The IXATA Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                Delaware                              34-1833574
         (State of Incorporation) (I.R.S. Employer Identification No.)


             8989 Rio San Diego Drive, San Diego, California 92108
 (Address of Principal Executive Offices)                   (Zip Code)


                 Amendment No. 1 to the 1997 Stock Option Plan

         Restricted Stock Award Agreement between The IXATA Group, Inc.
                              and Michael W. Wynne

   Letter Agreements between The IXATA Group, Inc. and Cheryl Monblatt Allen,
    Lacretia Bachhofer, Maureen Dime, Luciana Manfredi and John P. Yzaguirre
                           (Full Title of the Plans)


                                            Copy to:
     Michael W. Wynne,                      Christopher J. Hubbert, Esq.
     Chief Executive Officer                Kohrman Jackson & Krantz P.L.L.
     The IXATA Group, Inc.                  1375 East Ninth Street
     8989 Rio San Diego Drive               20th Floor, One Cleveland Center
     San Diego, California 92108            Cleveland, Ohio 44114
     619-400-8800                           216-696-8700
     (Name, Address and Telephone Number,
     of Agent for Service)

                          Calculation of Registration Fee

                                              Proposed Maximum         Proposed Maximum
Title of Securities     Amount to be           Offering Price         Aggregate Offering              Amount of
 to be Registered      Registered/1/            per Share/2/                Price/2/              Registration Fee
------------------------------------------------------------------------------------------------------------------

Common Stock         2,546,000 Shares/3/        $    0.0781/4/         $  198,846.20                       $ 49.75
------------------------------------------------------------------------------------------------------------------

Common Stock         3,000,000 Shares/5/        $     0.0938           $  281,400.00                       $ 70.33
------------------------------------------------------------------------------------------------------------------

Common Stock           454,000 Shares/5/        $      0.156           $   70,824.00                       $ 17.72
------------------------------------------------------------------------------------------------------------------

Common Stock         1,500,000 Shares/6/        $    0.0781/4/        $  117,150.00                       $ 32.25
------------------------------------------------------------------------------------------------------------------

Common Stock            33,863 Shares/7/        $    0.0781/4/        $    2,644.70                       $  0.75
------------------------------------------------------------------------------------------------------------------

TOTAL:                7,533,864 Shares                                                                     $170.80
==================================================================================================================

1 Pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities
  Act"), this Registration Statement covers, in addition to the number of shares of Class A Common Stock, par value $0.001 per share (the "Common Stock"), stated above, an indeterminant number of shares of Common Stock that may be issued upon exercise of options granted under the Registrant's 1997 Stock Option Plan, as amended (the "1997 Plan"), as a result of the adjustment provisions thereof.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

3 Shares for which options have not yet been granted under the 1997 Plan.

4 The average of the high and low price of the Common Stock on March 14, 2001 as reported on the Nasdaq OTC Bulletin Board.(R)

5 Shares issuable upon the exercise of outstanding options under the 1997 Plan.

6 Shares issuable pursuant to the Restricted Stock Award Agreement between the Company and Michael W. Wynne.

7 Shares issuable pursuant to Letter Agreements between the Company and Cheryl
  Monblatt Allen, Lacretia Bachhofer, Maureen Dime, Luciana Manfredi, and John
  P. Yzaguirre.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  The information required by Part I is included in documents sent or given to employees pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the "Commission") under the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

  The following documents previously filed by The IXATA Group, Inc., a Delaware corporation (the "Company"), with the Commission are hereby incorporated by reference in this Registration Statement:

     (a) (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed on May 16, 2000.

          (2) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000, filed on May 22, 2000.

          (3) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2000, filed on September 22, 2000.

          (4) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2000, filed on November 21, 2000.

     (b) (1) The Company's Current Report on Form 8-K regarding the name change of the Company filed February 7, 2000.

          (2) The Company's Amended Current Report on Form 8-K/A regarding the acquisition of IXATA, Inc. filed March 10, 2000.

          (3) The Company's Current Report on Form 8-K related to a change of auditors for the Company from Conte Co., C.P.A., Inc. to Nation Smith Hermes Diamond, APC, filed March 30, 2000.

          (4) The Company's Amended Current Report on Form 8-K/A related to a change of auditors for the Company from Conte Co., C.P.A., Inc. to Nation Smith Hermes Diamond, APC, filed April 24, 2000.

          (5) The Company's Current Report on Form 8-K regarding the investment by certain investors and change in control of the Board of Directors filed December 5, 2000.

     (c) The description of the Company's Class A Common Stock, par value $0.001 per share (the "Common Stock"), contained in the Registration Statement of Material Technology, Inc., now known as The IXATA Group, Inc., on Form S-1 filed March

          19, 1997 (File No. 333-23617) with the Commission pursuant to (S)12(g) of the Exchange Act (there being no further amendment or report filed for the purpose of updating such description).

  All documents hereafter filed by the Company pursuant to (S)(S)13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

  The financial statements and schedules incorporated by reference in this Registration Statement from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 have been audited by Nation Smith Hermes Diamond, independent certified public accountants, to the extent and for the periods set forth in their report (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere therein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Item 4.     Description of Securities

  Not applicable.

Item 5.     Interests of Named Experts and Counsel

  The law firm of Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio ("KJK"), performs legal services for the Company and is providing the opinion attached to this Registration Statement as Exhibit 5.1. Steven L. Wasserman and Christopher
J. Hubbert, Secretary and Assistant Secretary, respectively, of the Company are attorneys and partners in KJK. KJK beneficially holds 600,000 shares of the Company's stock.

Item 6.     Indemnification of Directors and Officers

  Certain statutes and Articles 6 and 7 of the Company's Amended and Restated Certificate of Incorporation and Article VII of the Company's Bylaws, provide that, in certain cases, the liability of each director shall be limited and each officer and director and controlling person of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he may incur in his capacity as such. Accordingly, the liability of such persons may be affected as a result.

Item 7.     Exemption From Registration Claimed

  Not applicable.

Item 8.     Exhibits

4.1      Amendment No. 1 to the 1997 Stock Option Plan

4.2      Restricted Stock Award Agreement between the Company and
         Michael W. Wynne

4.3      Letter Agreement between the Company and Cheryl Monblatt Allen

4.4      Letter Agreement between the Company and Lacretia Bachhofer

4.5      Letter Agreement between the Company and Maureen Dime

4.6      Letter Agreement between the Company and Luciana Manfredi

4.7      Letter Agreement between the Company and John P. Yzaguirre

5.1      Opinion of Kohrman Jackson & Krantz P.L.L.

23.1 Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

23.2     Consent of Nation Smith Hermes Diamond, APC

24.1     Power of Attorney (included on signature page)


Item 9.     Undertakings

  (a)  The Company undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by (S)10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to (S)13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 20, 2001.


                                    THE IXATA GROUP, INC.

                                    /s/ Michael W. Wynne
                                    ------------------------------
                                    By: Michael W. Wynne,
                                        Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael W. Wynne and Christopher J. Hubbert his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Name                                 Title                         Date

/s/ Michael W. Wynne                Chief Executive Officer and Director    March 20, 2001
---------------------------------
Michael W. Wynne


/s/ Robert D. Cuthbertson          Chief Financial Officer                 March 20, 2001
---------------------------------
Robert D. Cuthbertson


/s/ Michael M. Grand               Director                                March 20, 2001
---------------------------------
 Michael M. Grand


/s/ Zimri C. Putney                Director                                March 20, 2001
---------------------------------
Zimri C. Putney


/s/ Edward C. Groark               Director                                March 20, 2001
---------------------------------
Edward C. Groark

                                 EXHIBIT INDEX

4.1  Amendment No. 1 to the 1997 Stock Option Plan

4.2  Restricted Stock Award Agreement between the Company and Michael W. Wynne

4.3  Letter Agreement between the Company and Cheryl Monblatt Allen

4.4  Letter Agreement between the Company and Lacretia Bachhofer

4.5  Letter Agreement between the Company and Maureen Dime

4.6  Letter Agreement between the Company and Luciana Manfredi

4.7  Letter Agreement between the Company and John P. Yzaguirre

5.1  Opinion of Kohrman Jackson & Krantz P.L.L.

23.1 Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

23.2 Consent of Nation Smith Hermes Diamond, APC

24.1 Power of Attorney (included on signature page)